Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-77509 and File No. 333-79605) of Navigant International, Inc. of our report dated February 4, 2003, except for the information in Note 15 as to which the date is March 20, 2003, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Denver, Colorado

March 24, 2003